FNCB REPORTS THIRD QUARTER EARNINGS

First National Community Bancorp, Inc., the parent company of Dunmore based First National Community Bank, reported third quarter earnings of $4.4 million which is an increase of $660,000, or 18%, over the second quarter and $697,000, or 19%, when compared to the same three month period of last year. Net interest income, which reflects the benefits derived from balance sheet growth and the re-pricing of interest-sensitive assets and liabilities, improved $274,000 over the prior quarter before the provision for credit losses. Other income improved $868,000 from the prior quarter due to increased gains from the sale of assets, while operating expenses decreased slightly. Basic earnings per share improved five cents to $.35 in the third quarter.

First National Community Bank conducts business from eighteen offices located throughout Lackawanna, Luzerne, Wayne and Monroe counties. The company’s stock trades on the Over-the-Counter Bulletin Board under the symbol FNCB.